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STAA - Q2 2014 STAAR Surgical Co Earnings Call

EVENT DATE/TIME: JULY 31, 2014 / 09:00PM GMT

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

CORPORATE PARTICIPANTS

Doug Sherk EVC Group - IR

Barry Caldwell STAAR Surgical Company - President & CEO

Steve Brown STAAR Surgical Company - VP & CFO

CONFERENCE CALL PARTICIPANTS

Matthew O'Brien William Blair & Company L.L.C. - Analyst

Chris Cooley Stephens Inc. - Analyst

Jason Mills Canaccord Genuity - Analyst

Jim Sidoti Sidoti & Company LLC - Analyst

Jan Wald The Benchmark Company - Analyst

PRESENTATION

Editor

Presentation

Operator

Good day ladies and gentlemen and welcome to the STAAR Surgical Second Quarter 2014 Financial Results Conference Call and Webcast. My name is Denise and I'll be the operator for today. At this time all participants are in listen-only mode. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I will now turn the conference over to Mr. Doug Sherk, EVC Group. Please proceed.

Doug Sherk - EVC Group - IR

Thank you Denise and good afternoon everyone. Thank you for joining us for the STAAR Surgical Conference Call to review the company's financial results for the second quarter which ended on July 4, 2014 as well as recent corporate developments.

The news release detailing the second quarter results was issued just after 4:00 pm Eastern Time today and is now available at STAAR's website at www.staar.com. In addition a slide presentation will accompany management's remarks during today's call. To access both the webcast and presentation slides go the investor relations section of STAAR's website at www.staar.com. If you are listening by a telephone to today's call and would like to review the slides and company management's remarks please navigate to the live webcast that I just reviewed and choose the no audio, slides only option. In addition an archive replay of the event will be available on the STAAR website.

Before we get started during the course of this conference call the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the corporation's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor Statement in today's press release as well as STAAR's public periodic filings with the SEC including the discussion in the risk factors section of our 2013 annual report on form 10-K and our quarterly report on form 10-Q filed today. Investors or potential investors should read these risks. STAAR assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so. In addition, to supplement the GAAP numbers we have provided non-GAAP adjusted net income and diluted net income per share information that excludes manufacturing consolidation expenses, Spain distribution transition expenses, gains or losses on foreign currency, fair market value adjustments for warrants, stock based compensation expense and FDA TICL panel expenses. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information the non-GAAP information is included in our financial release

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

which is available on our website and in our slide presentation. Now with that out of the way, I'd like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell - STAAR Surgical Company - President & CEO

Thanks Doug and good afternoon everyone. Thank you for joining us on the call and the webcast this afternoon for a review of our second quarter results as well as an update on our performance for the first six months of 2014 and expectations for the remainder of the year. With me today on the call remotely is Steve Brown our CFO, Deborah Andrews our Chief Accounting Officer is with me here in Monrovia.

Before we review the agenda, I'd like to apologize for any inconvenience from our delay of this call by one day but we felt that it was important that senior management be in Japan for the funeral services of Hideo Watanabe, President of STAAR Japan. Hideo joined STAAR three years ago and though he had no previous ophthalmic medical device experience, he quickly gained the respect of our customers and our employees. He led the efforts on the manufacturing transfer of IOLs from Japan to the U.S. and the return to growth of IOL sales in the very important Japan market. Hideo leaves a wife and three sons. He loved his family and was very proud of them as well as a deep desire and love for fishing. He will be missed. He was a friend to all of us and a strong leader. Hideo reported directly to Don Todd our President of the Asia Pacific region. Don and other members of our management team will be present in Japan until we make a final decision on future organizational changes.

With that I'll begin our discussion on the business this afternoon with an overview of the second quarter results against the five key metrics we established at the beginning of this year. Steve will then offer a detailed look at the key second quarter and first half financial results. I'll then discuss key operating results for the quarter and then open the call for your questions.

So first let's go to the five key annual metrics we established at the beginning of the year which are our objectives that we set for the business and are as follows: revenue growth of 8% to 10%, annual ICL growth of 20%, expand our gross margins by 300 basis points for the total year to 72.7, be profitable on a GAAP basis for the entire year and successfully complete our Project Comet which was our manufacturing consolidation by midyear. We review each quarter how our performance tracks to each objective. As we said at the beginning of the year, these objectives are not meant to be a slam dunk and that we have to execute well in order to achieve.

Okay, let's start that review for the second quarter and the first half. With 10% revenue growth for the second quarter and 11% revenue growth for the first half of the year we are achieving this objective and ahead of our initial expectations. During the second quarter we achieved that growth, though perhaps in a little different way than expected. Second quarter revenue came in at $20 million or $20.1 million in constant currency which is an 11% growth rate. We were not as impacted by the valuation of the dollar to the Japanese yen in the second quarter and as a result currency impacted sales by only about $90,000. Our growth was driven by increasing Visian ICL and other sales as well as an increased growth rate in IOL product sales. As you can see, ICL revenue declined slightly as an overall percentage of our total business. IOL revenue was basically the same and our lower gross margin other sales grew to 7.2% of total sales driven by the increased IOL injector sales to our third party supplier of acrylic IOLs. As you know, these are lower gross margin sales and total sales increased by 39% in this category during the quarter. For the first half of 2014 our reported revenue growth of 11% or 13% in constant currency is above the annual growth objective we set at the beginning of the year of 8% to 10%. Based on a number of factors that we'll review during this call we believe the second half offers an opportunity to increase the growth rate we saw during the first half.

Turning to our IOLs, during the first quarter we generated 4% revenue growth and our momentum continued to build during the second quarter. Global revenue for the quarter in IOLs grew 10% to $6.4 million and represented 32% of our total sales. Global IOL units increased 17% during the quarter. IOL growth was driven by the increased supply of the KS IOL acrylic preloaded products which drove sales in the European region. In addition, we experienced a return to growth in China despite not being able to restart the KS IOL commercialization in this market at this point. We did reduce our backlog for KS IOLs during the quarter by approximately 1/2. During the first quarter we invested, you will recall, KS IOL supply to rebuild the consigned account levels in Japan which we had to reduced back in early 2013. We started to see the benefits of those consignments as KS IOL units increased approximately 80% during the final eight weeks of the quarter. We are continuing to see a very high rate of KS IOL growth in Japan through the first three weeks of the third quarter. As our confidence continues to build in the supply of KS IOL products we now expect a revenue increase greater than anticipated at the beginning of the year for the IOL product line.

Let me drill down into the regions for IOLs for just a minute. IOL revenue in Japan, our largest market represented 46% of the global IOL revenues. IOL revenue in local currency decreased 9% from prior year. You may recall that during the first quarter IOL units increased 22% driven by some by in by key accounts of silicone IOLs ahead of a tax increase in Japan. Total IOL units have increased 5% during the first half in Japan. Sales in Europe which represented 28% of our total IOL sales increased by 117% and an increase of 99% in units during the quarter due to having that increased supply of KS IOLs. IOL sales in China increased by 65%, again here that despite the fact that we haven't relaunched the KS IOL products. Supply to that market was suspended during the second quarter of last year. IOL sales in the U.S. declined by 11% during the quarter. IOL revenue for the first half was 7% as reported and 11% on a constant currency basis. IOL units increased 17% while overall average selling price had a decline due to the geographic mix of sales.

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

Now let's turn to our second annual objective which is ICL revenue growth for the year of 20%. Though our ICL grew only 8% during the quarter our growth rate for the first half is at 12%. We have some key initiatives during the second half which we believe to allow us to achieve this objective for increasing selling prices and increasing promotional support. We'll go into more details later on this call. ICL revenue in our 12 target markets increased by 9% during the quarter. As you can see, our European region grew 22% led by Spain up 26%, Middle East up 37%, France up 47% and Germany up 21%. Our overall revenue growth in APAC was only 2%. Growth in APAC was limited somewhat by higher comparables in the year ago period, ordering patterns particularly in China and a continued slowdown and the overall refractive procedures in Japan. In China, there was some delay in ICL ordering based upon a potential tax savings for distributors. Revenue in the Asia Pacific region was led by a 9% increase in China, a 6% increase in Korea and India increased 9%. Revenue in North America of ICLs declined by 1% during the quarter which was an improvement from the first quarter decline. Second quarter revenues of ICLs with the CentraFLOW technology represented 63% of total ICL revenue. To date there have been more 70,000 implants of the ICL with the CentraFLOW technology. As you can, see the overall procedure growth up 5%. With the growth at 5% our average selling price did increase and that increase was 3%. In the more than 60 markets where our Toric ICL is available, second quarter revenues grew 19% and represented 49% of total ICL sales. Global ICL revenue for the first half was at 12% with our target markets at the same rate. Revenue growth in the European region was 24%, Asia Pac 9% and revenues declined by 8% in North America. In the more than 60 markets in which the Toric is available first half revenue grew 17% and represented 47% of total ICL revenue.

Now back to our third annual objective which is gross margin expansion and that objective was to grow a minimum of 300 basis points for the year. Gross profit margin for the quarter was 68.2% compared to 69.5% in the second quarter of 2013. Our gross margin expansion continued to face headwinds during the quarter primarily due to the geographic mix of our IOL sales, manufacturing startup costs for ICLs in the U.S. and a higher mix of low margin IOL injector part sales. We do expect to see improvement during the second half, but unless something not in our plan occurs we will not be able to make up for the short fall during the first half. Steve will go into more detail in a moment.

Our fourth annual objective is being GAAP profitable for the full year. We were not profitable in the second quarter. Our net loss was basically driven by the increased investments in R&D and sales and marketing as well as additional costs in general and administrative. We remained focused on this objective and we continue to believe we will achieve despite the unexpected hurdles we have faced during the first half. Our expectation is based upon the stronger sales growth during the second half with lower operating expenses as compared to the first half. Steve will also go into more detail on this.

Manufacturing consolidation, that was our fifth object and have that complete by midyear. We can check it off the box. That has been done. That has been achieved. Our team has successfully completed the transfer of the ICL products to the U.S.. We anticipate the tax benefits of gross margin enhancement and tax expense will start to be realized for the second half of this year and for the full year in 2015. As we take a closer look at our manufacturing consolidation, yields of the ICL and Toric ICL in the U.S. continued to improve during the quarter though not yet at the level we experienced in Switzerland. During the second quarter approximately 77% of ICLs were manufacturing in the U.S.. Now that number excludes the over than 6,500 Toric ICLs that we manufactured in Switzerland and put into inventory for a potential launch of the Toric ICL in the U.S..

The last production of product in Switzerland was completed before the end of June. We've invested in a 33% increase in inventory levels in ICLs since the end of the year to help assure that the quantity and quality demand for the ICL is achieved. And while we're no longer manufacturing product at our Swiss facility, we have maintained enough equipment on site so that the market demand and operating conditions were to warrant a restart of manufacturing there could be done very quickly. The manufacturing consolidation project was completed in about 3.5 years and at a cost of about $3.6 million. Our hard working and dedicated employees in Japan, Switzerland and the U.S. have done an outstanding job on this project. Many of those employees in Japan and Switzerland have lost their positions as a result of this transition. That did not stop them from total dedication to a successful transition. We salute their efforts and wish them well in the future. Since the beginning of 2012 we have hired a total of 130 new employees, which represents over 35% of our total workforce. During this same period we released 96 employees.

The first half of the year has been quite successful on the top line and we're positioned to increase our growth as the year progresses. We continue to successfully execute on our plans and I'm encouraged by the sales momentum our products are gaining globally. We expect customer adoption of the new technologies like the ICL with CentraFLOW and the KS IOL products should continue to expand growth. The preloaded ICL offers additional opportunities in Europe during the second half. Finally, with the completion of manufacturing consolidation project we expect to see margin improvement and expense reduction during the second half of the year. Now I'd like to turn the call over to Steve for a more thorough review of the second quarter and year-to-date financial highlights. Steve?

Steve Brown - STAAR Surgical Company - VP & CFO

Thanks Barry and good afternoon everyone. There are several areas on which I'll focus my comments, GAAP and non-GAAP P&L results, gross margins, operating expense and our tax provisions. First let's look at the P&L results. As Barry said, revenue increased by 10% as reported and 11% in constant currency. Gross profit increased by 8%. I'll review the gross profit profile and operating expenses in a moment. The GAAP net loss for the quarter, second quarter of 2014 was $1.8 million or $0.05 on a per diluted share basis compared with a net income of $278,000 or $0.01 on a per diluted share basis in the second quarter of 2013. On a non-GAAP basis

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adjusted net income for the quarter was $291,000 or $0.01 per diluted share as compared to the adjusted net income of $1.8 million or $0.05 per diluted share reported in the second quarter of 2013.

On a GAAP basis for the first half we lost $0.08 a share as compared with net income of $0.02 a share in the first half of 2013. This has been driven mainly by additional investment in R&D and sales and marketing as well as increased costs in general and administration. On a non-GAAP basis we earned $0.05 in adjusted net income as compared to $0.13 during the first half of 2013. We continue to see improvements in our costs to manufacture ICLs in the United States. It is not, however, yet at the level we experienced in our facility in Switzerland. As this improvement continues we will begin to see the consolidation benefits in our cost of goods.

There were three key headwinds to our gross margin during the quarter which had a total negative impact of 450 basis points. First, the geographic mix of IOL sales during the quarter drove a 230 basis point negative impact. Toward the end of the quarter, we saw a more positive trend as a higher percentage of our KS IOL sales were in Japan, which carries a higher gross margin sale. We expect to see an improvement during the second half. Also the negative impact of increased sales of the IOL injectors was 80 basis points during the quarter. We do not expect this negative trend to continue -- we do expect to see this negative trend to continue during the second half as an increased amount of injector sales is expected. Third the startup increased cost of the ICLs drove 140 basis points negative impact and we expect to see improvement during the second half as we lower our cost of ICLs manufactured in the United States. Overall, with an increased rate of growth in ICL products and new product introductions combined with cost savings expected from consolidation and higher selling prices we expect to see some gross margin improvement in the second half.

I'd also like to provide a bit more color on the second quarter operating expenses. Our spending increase has primarily been an area of investment for future growth. R&D spending increased by approximately $800,000 which was primarily driven by cost to complete the preloaded ICL project, regulatory costs for the central flow in China and Toric ICL in the United States and approximately $200,000 for remediation activities in response to the warning letter. Sales and marketing investment spending increased by approximately $1.4 million primarily for costs associated with the expected launch of the Toric ICL in the United States and an increased presence at key ophthalmic meetings throughout the world.

Incremental costs in G&A spending were driven by compensation related to increased stock compensation expense which was driven by a higher stock price, higher accrual for bonus as targets are being met and tax consulting expenses. The income tax provision was $367,000 during the second quarter of 2014 compared to a provision of $599,000 during the second quarter of 2013. Tax benefits from manufacturing consolidations are being partially realized during the year. We will see increased realization for the full year in 2015. The effective tax rate for the second quarter was 26% while the rate for the first half was 23%. Though we had negative income before taxes, we did show a profit in Switzerland which drove the tax liability. As we show profitability in the United States our tax provision is expected to be reduced.

Now let me provide some outlook for key financials for the remainder of the year. As we said, we expect to see a recovery in our gross margin results in the second half. Our startup cost of goods sold in the United States should continue to improve as all manufacturing is now in our U.S. facility. With increased supply of the KS IOLs we expect to drive sales in to the higher gross margins markets, particularly Japan. With increased customer adoption and commercialization of new products, we expect to see higher selling prices. The lower gross margin injector sales, though, will continue to expand during the second half of the year and this will be a drag on gross margin expansion. We expect to see a decrease in our operating expenses in the second half. We will not have the first half FDA panel cost, but we will have activity and expense associated with the response to the warning letter, which we estimate will be approximately $500,000 in the second half. Basically the manufacturing consolidation expenses are now complete as well and will not repeat. Our tax provision during the second quarter was 26% and for the first half it was 23%. This concludes my comments and I would like to turn the call back to Barry.

Barry Caldwell - STAAR Surgical Company - President & CEO

Thank you Steve. I'd like to update several activities in the operational area. We'll review the process of correcting the observations cited in the FDA warning letter. We'll go through the preloaded ICL European approval letter and the opportunity there. The development progress on the Version 6A ICL, the regulatory approvals that are in various stages of progress and our plans for our largest participation ever at the upcoming ESCRS meeting in London during September.

Let's address the warning letter. We thought it would be helpful for our investors to understand the history of our FDA GMP facility results over the past eight years. We've had a total of nine FDA inspections at the three facilities in which we've manufactured products for the U.S. market during that period. Of those nine inspections six resulted in no observations. The other three inspections resulted in a total of seven observations, all of which were successfully addressed with the Agency. As you can see, two of the three GMP inspections at our Monrovia facility resulted in no observations. The last inspection prior the one in the first quarter was in January of 2012 at which time there were no observations.

First we have taken and continue to take very seriously each observation in the warning letter and the corrective actions required. We believe our actions illustrate this approach. As you can see on the timeline we've made four substantive responses to the FDA compliance branch, on April 11th our initial response to the 483

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

observations, on May 12th our first monthly progress report to the Agency. By the way, this was proactive commitment we made to the Agency that we would provide an update on our progress each month at this stage. On June 13th we had our monthly update but along with that there were additional responses to the 483 observations and our initial response to the warning letter. On July 18th our monthly update and initial responses to the 483 observations and warning letter were included in that monthly update July 18th. In addition the FDA did approve the Monrovia site location for the manufacturing for the myopic ICL back in August of this year. Most of the ICL products shipped to U.S. customers this year have been manufactured here in our Monrovia facility.

The majority of the warning letter observations identify four general or key areas of remedial action. One is design control documents from the [Dow] manufacturing facility that were unavailable upon demand during the February inspection. Two, software validation of an online ICL calculator. Three, data collection and trending on ICL vault complaints and finally shelf life data on the currently approved myopic ICL product. We have put a significant amount of resources both internal with employees and external with expert quality consultants into addressing the Agency's concern and are committed to continuing to do so until we have satisfied their requirements.

Go to preload. We announced on July 1st the CE Mark approval for our new Visian ICL preloaded system. We see this product as a significant enhancement for our customers. The preloaded ICL provides a number of benefits to both surgeons and patients during the preparation and delivery of the ICL into the eye. The preloaded system simplifies the process for the surgeon by reducing the number of steps to prepare and deliver the ICL into the eye. The current loading process, and you can see by the pictures illustrated here, is burdensome and many surgeons believe it to be the most challenging part of the ICL procedure today. Additional benefits, though, include that the learning curve is shorter for surgeons and this new enhancement to the Visian ICL should allow surgeons who perform a limited amount of refractive procedures to add the ICL to their refractive offering. It also saves procedure time, makes the delivery of the ICL in the eye more consistent, the larger optical zone can result in better quality of vision at night when the pupil enlarges. There are new intellectual property rights around the product in both design and the new nanoCOAT technology which helps to ensure the integrity of the ICL delivery. We plan to initially focus on key surgeon evaluations so they can speak to the benefits of the preloaded ICL product during the upcoming ESCRS meeting in about six weeks. The ESCRS will be the official launch of the product for Europe and we expect to see full commercialization during the fourth quarter.

The next generation Visian ICL under development by our team is the V6a which as designed would allow us to enter the large presbyopic vision correction market which is estimated at over three billion eyes. The V6 ICL differentiates the ICL for myopic patients nearing age 40 who will soon need near and intermediate vision correction. The goal of the V6a ICL is to add a near vision enhancement feature to the ICL platform to treat the early onset and progression of presbyopia. This new optic on the ICL platform shall allow up to two diopters of near vision correction while providing some intermediate correction as well. The patient recruitment process for the initial conformity study is currently underway as well as the manufacturing of product for these evaluations. Our hope is to have some initial clinical experiences to present at the ESCRS. That's a tight timeline. If we are unable to meet that we would expect to present both clinical and scientific data at the American Academy of Ophthalmology in Chicago during October. We expect to be able to gain approval and begin commercialization of the V6 ICL in Europe during the first half of 2015.

Turning to regulatory approvals in process, we completed what we believe to have been a successful experts panel meeting in China on May 15th regarding the CentraFLOW technology. Since that meeting we have received follow up questions and have prepared the response. We expect a decision within the next 105 working days. In addition, we continue to interface with the FDA to finalize the process for the commercialization of the Toric ICL in the U.S. after the favorable panel vote on March 14th. Since the advisory panel meeting we have provided additional data to the agency on the sensitivity analysis of protocol deviations which was reviewed by the panel. The FDA has not provided us with a timeline for a decision on the PMA supplement for the Toric ICL which has been under U.S. review for over eight years. We do know the Agency continues to review our approval submissions as they have asked questions this month in regard to the PMA supplement on the ICL calculator software for the U.S..

We'll be conducting our annual Visian ICL experts meeting prior to the ESCRS meeting and our goal is to attract 300 ICL surgeons. That would basically double last year's attendance. Presentations are planned by ICL key opinion leaders on the CentraFLOW technology, early surgeon experience with the preloaded ICL and potentially as I said some initial clinical results with the V6a ICL. In addition we plan on hosting a dedicated session for Chinese surgeons on the CentraFLOW technology. We are preparing for our largest exhibit presence at the ESCRS in our company's history. In addition to the preloaded ICL we'll be featuring the NanoFLEX Toric IOL and potentially early clinical experience with the V6a ICL. We are hosting a lunch symposium on the Visian ICL which we are preparing for an attendance of 250 to 300 surgeons.

We mentioned earlier we believe our growth for the second half of the year should be higher than the first half and there are several catalysts driving that growth on the near horizon. On the revenue side the preloaded ICL for European launch during the second half. The increased supply of KS IOLs to meet demand. Our primary focus on this supply will be to expand sales in our highest gross margin markets and we're starting to see that. Increased IOL injector sales this second half will drive the revenue side higher. Potential new product approvals for which we cannot predict the timing at this point. Additionally the interest in the initial clinical experience of the V6 ICL should be high and should potentially drive incremental interest in the Visian ICL product offerings. On the gross margin line we expect contributions from the consolidation project should positively impact our second half results.

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

Before we open the call for questions let me review our investor meetings as you can see on this slide. And if you happen to be at these conferences we'd be glad to see you or if any of these cities we'd be glad to stop by. In addition, at the ICL experts meeting in London which is September 11th and 12th if any investors or analysts are interested in attending we can provide you an invitation. On Saturday, October 18th at the American Academy of Ophthalmology on Saturday morning we will host an investor breakfast at that time and we expect to report our third quarter earnings on October 29th. With that, operator, we're ready to take the questions. Could you please open the line?

QUESTION AND ANSWER

Operator

(Operator Instructions) Limit yourself to only two questions and then re-queue if you have any additional. Our first question comes from Matthew O'Brien with William Blair. Please proceed.

Matthew O'Brien - William Blair & Company L.L.C. - Analyst

Afternoon, I appreciate you taking the questions. I was hoping just for a clarification on the guidance for the year. Barry, it sounds like the top line number in aggregate is going to be around the 8% to 10% level, but the other metrics most likely will fall a little bit short of what you've outlined. Is that the right way to think about it?

Barry Caldwell - STAAR Surgical Company - President & CEO

Well first of all and one of the reasons that we tried to change the language here to annual objective is that a lot of folks interpret our metrics to be guidance. We don't intend them to be guidance. We set them up every year as key objectives for our business and as I said they're not always meant to be slam dunk. On the revenue side though we'll continue to measure ourselves against the 8% to 10% growth I think what we've tried to say is we see the opportunity the second half for growth at a higher level than what we saw the first half and the first half was 11% as reported and 13% in constant currency. I think the only one that we're saying that we think we can't get to at this point unless something happens that we currently don't see is hitting that gross margin metric of 300 basis points of improvement but we'll continue to measure ourselves against that same measure each quarter.

Matthew O'Brien - William Blair & Company L.L.C. - Analyst

Okay. I mean, that's the one where it's a little confusing when I look at your ICL number and I know it's just a target and to get to 20% for the year you'd assume something closer to 25% growth in the back half. I'm not sure how to reconcile that versus what we've seen in the first half.

Barry Caldwell - STAAR Surgical Company - President & CEO

Yes, well I think, that's a good question and a fair one as well. I think a couple things that you have to look at is that we were expecting higher growth in the APAC region. You saw during the second quarter that growth was not as high as it normally has been. A couple of key reasons there; one is in the China market and actually our distributor for China was here on Monday and so I met with Jack. He's seen 28% out the door sales so far this year and they're not tracking at that at this point and one of the reasons was during the second quarter they did not bring in as much inventory as they would because there was some anticipated tax advantage to not having done that during the second quarter. And I'll give you a data point that really does illustrate this. One of the things that we use as a measure of our ICL business is our Toric business because it's an on-demand order. In other words, we don't have anyone that has a consignment of Toric ICLs because there's so many SKUs. So China in the second quarter Toric ICLs grew 45%, whereas our myopic ICL actually declined 10%. The myopic ICL that's where the few distributors that do carry inventory, that's where they would purchase for their inventory. So obviously you can see in the numbers that they were down during the second quarter. So we're expecting to see an uptick in our Asia Pacific regions. Korea is making some pretty heavy investments. I was just in Korea a few weeks ago. We went through the investments. They planned the second half on the marketing side. They're in the process of engaging although I did not know her, but a pretty famous actress in Korea who's had ICLs to become a spokesman for the product, and then we've also got our preloaded ICL for Europe. So we expect those things to continue to help us. The continued expansion and penetration of CentraFLOW technology in the markets gives us a price increase. So all those factors, you're right it will be tight but we still see in our planning the pathway to get there.

Matthew O'Brien - William Blair & Company L.L.C. - Analyst

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

Okay. That's helpful. I mean, along those lines when I was looking at the performance in the ICLs in the quarter I think you started to allude to this but excluding Toric growth myopic was basically flat or up just slightly. Is that math correct? And then are you saying it's more of an inventory adjustment that's the reason for the softness?

Barry Caldwell - STAAR Surgical Company - President & CEO

Yes, that's real good math, Matt. Torics were up 19%. This is globally. The myopic ICL was only up 1%.

Matthew O'Brien - William Blair & Company L.L.C. - Analyst

Okay and it's just more a function of the inventory adjustments from some of your distributors, okay.

Barry Caldwell - STAAR Surgical Company - President & CEO

Exactly. So the myopic ICL that's the only one that a distributor can have inventory of. And that's why I say we look at the Toric on a week-to-week, month-to-month basis to really tell us what the trend of ICL procedures are.

Matthew O'Brien - William Blair & Company L.L.C. - Analyst

And then last one from me and I apologize, I'm disobeying orders here as far as the number of questions, but the warning letter you provided some visibility into how everything transpired but what are the next steps from here and then specifically if you had approval for Toric tomorrow how long could you supply the market with your inventory?

Barry Caldwell - STAAR Surgical Company - President & CEO

Let me take the last one first. The next day. As I said we built over 6,500 Toric ICLs. Those are all for the U.S. market. They're the U.S. product. They're not be used in any other market. So we have the inventory. We're ready to go. And as you know we've also trained surgeons as well. We'll train more and continue to train. So if we had approval tomorrow next week we would be able to ship product.

On the side of the warning letter, we have our next monthly update which will be mid-August and we do continue to supply additional information but we're also tracking. We put out some goals and objectives to the compliance officer here in Los Angeles and said here's what we're going to do and we're going to report every month whether we did these things or not. So we have a list of things that we're continuing to do throughout and across all of our product lines. It's anticipated that once they have totally reviewed our submission that they will most likely come back for a follow-up audit and we don't have any evidence of what the timing on that would be at this point. We have asked if a face-to-face meeting was necessary and at this point they've said no.

Operator

Ladies and gentlemen our next question comes from Chris Cooley with Stephens. Please proceed.

Chris Cooley - Stephens Inc. - Analyst

Hey, good afternoon everyone. Thanks for taking the questions.

Barry Caldwell - STAAR Surgical Company - President & CEO

Hi Chris.

Chris Cooley - Stephens Inc. - Analyst

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

Hey. I just want to follow on to Matt's question and I have one quick follow up when we think about the ICL growth in the quarter. You alluded in the press release that increased pricing gave you 300 basis points there and as Matt picked up on as well you definitely benefitted from mix both with CentraFLOW and the Toric. So help us think about not so much I understand these drivers. I guess I'll ask it a little bit different way. Can you grow double digits in the ICL if the Asia Pac region doesn't come back? I guess I'm also kind of curious a little bit about how much stocking you think you might get. I'm assuming here in the current quarter now that the preloaded got approved in Europe a little bit earlier than anticipated, just was really surprised by what looks to be the lowest growth rate you've had since the fourth quarter of 2012 in that ICL space here during the period and I've just got one follow up. Thanks.

Barry Caldwell - STAAR Surgical Company - President & CEO

Sure. Well, with the APAC region specifically the one area we think will continue to be a drag on us in that region is Japan. Procedures in Japan, refractive procedures overall just continue to have a challenge and that's both on the LASIK side and the ICL side as well. Patients don't come in the door, it's kind of hard to do the procedures. But we do see and have pretty good visibility to the other major markets in APAC; Korea, China and India, those three markets. And we do see good growth on the horizon. I was in India just about a month ago. The CentraFLOW product has gone very well there. It's been very well accepted. I'll give you a story. I'll give you his name, Dr. Reddy, who is a very prominent surgeon in India. We sat with Dr. Reddy for an hour or so and he has a son who's been in his practice with him for the last four or five years and his son is going to move out to a different town and open his own practice and he asked his dad what excimer laser should I buy. And his dad told him, son with the CentraFLOW technology and the preloaded ICL that's where refractive procedures are going and I wouldn't suggest you invest in an excimer laser. Now that's an example of one I know, but Dr. Reddy is a well-respected surgeon globally and has done a lot of refractive procedures. He almost sounded like an Erik Mertens with some of the things that Chris you've heard him say. So we do see a lot of momentum and so as I said to Matt, yes it's going to be tight but in our projections as we currently see them today, we believe we can get there and that remains our annual objective.

Chris Cooley - Stephens Inc. - Analyst

Understood. And then could you maybe just revisit the V6a a little bit for us here? I understand that it's up to two diopters of accommodation there but what gives you confidence as you go into the CE Mark process here in the fourth quarter that you can get really get this lens up and on the market in the first half of next year? I mean, I think the majority of us haven't seen a lot of data around this lens, so any color there would be greatly beneficial as to why you guys have confidence not only in the design but then also its timing from an approval process. Thanks so much.

Barry Caldwell - STAAR Surgical Company - President & CEO

Yes. So I think to start with, Chris, first we're taking a proven platform, the ICL platform. Over 450,000 of these have been implanted and we're taking a well-known optics, an extended depth of focus optic. This has been on the market for quite a while. We've added some new technology to it as well. We've done all the bench work on these products and we're currently manufacturing product so the product is not much more challenging to make than a Toric ICL is. So we feel very good about what we're seeing. Now we're going to do these confirmatory studies for which we're recruiting patients now. If we're able to match the product we've made with the patients that have already been recruited we may have a shot, though it's a slim window here, we may have a shot to get some implanted prior to the ESCRS meeting and if we do then we'll have some data there to discuss. If we don't make it for the London meeting then as I said we'll do it in October at the American Academy of Ophthalmology in Chicago.

Chris Cooley - Stephens Inc. - Analyst

Could I also break tradition and ask what are the primary endpoints? What kind of data will we see let's say at hopefully ESCRS when we're there so we can kind of gauge the performance of this lens? What would you benchmark it against? Help us just think about what kind of data we'll be able to see?

Barry Caldwell - STAAR Surgical Company - President & CEO

If I can take that one offline.

Chris Cooley - Stephens Inc. - Analyst

Sure.

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

Barry Caldwell - STAAR Surgical Company - President & CEO

We'll go through the protocol with you.

Chris Cooley - Stephens Inc. - Analyst

Thanks so much.

Barry Caldwell - STAAR Surgical Company - President & CEO

I don't have it in front of me but it's a well-established protocol and well detailed.

Chris Cooley - Stephens Inc. - Analyst

Great. Thank you.

Barry Caldwell - STAAR Surgical Company - President & CEO

Thank you Chris.

Operator

Our next question comes from Jason Mills with Canaccord Genuity. Please proceed.

Jason Mills - Canaccord Genuity - Analyst

Hi Barry. Can you hear me okay?

Barry Caldwell - STAAR Surgical Company - President & CEO

Jason, yes we can. Hi.

Jason Mills - Canaccord Genuity - Analyst

Great. Good afternoon. I want to start just another question on the ICL Barry. The procedural volume data much appreciated in the press releases. It helps, I think, sort of gauge the demand. I'm just curious the comps you faced, you will face from a procedure standpoint, ICL procedure standpoint in the second half of the year. You went through some of the other drivers, many of which are ones that perhaps could benefit you from a stocking perspective and the Toric ICL data was very helpful, but just from a top standpoint wondering what the procedural volume comps look like for you by region in the second half of the year.

Barry Caldwell - STAAR Surgical Company - President & CEO

Yes, so the third quarter comp is kind of low, but then our fourth quarter usually has a pretty good spike and that's mainly because of Korea and the high season which starts in January, so we've taken that into account. For example our third quarter ICL sales last year were $10.7 million and over $12 million that we did this quarter you can see that on a comparative basis we should be able to beat that.

Jason Mills - Canaccord Genuity - Analyst

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

So I guess what I'm asking is just procedural volume more than revenue, just trying to tease out the stocking areas, fee fluctuations, just sort of end market demand and how was it last year on a year-over-year basis so that we kind of see the last year third quarter globally. I can't remember what it was so I'm actually looking for you to help me do my job. I can look it up, but.

Barry Caldwell - STAAR Surgical Company - President & CEO

Well, we do see a little downturn in the European markets particularly during July and some of August but it starts to rebound toward the end of the quarter and then a larger increase during the fourth quarter. But in our other markets except for Korea in fourth quarter there isn't a lot of seasonality compared to the comps.

Jason Mills - Canaccord Genuity - Analyst

Okay. I can go into it with you a little bit more offline. In the United States sort of beyond the Toric ICL approval which you're waiting for, could you talk a little bit about give us an update on your thinking for CentraFLOW and V6a regulatory pathways and processes to get there here in the U.S.?

Barry Caldwell - STAAR Surgical Company - President & CEO

Yes. V6a there's nothing to talk about on that yet. That's going to be a wait and see. And as you know with these new products Europe is the first market that you go after. But on CentraFLOW you may recall back in December we had a meeting with the agency and we've been working on a protocol as well as trying to get some sizing data on the agency and I believe by the end of this week we're supposed have some of that sizing data for the agency and at which time we're going to request a face-to-face meeting to see if the protocol we have in place now is meeting the needs they have.

Jason Mills - Canaccord Genuity - Analyst

So you expect to have to do a clinical trial there?

Barry Caldwell - STAAR Surgical Company - President & CEO

We do. And the Agency has said that we would, though I in the slimmest of terms still hold out maybe there's a chance we won't have to. I mean, the data is getting stronger and stronger the longer we wait with over 70,000 successful implants to date.

Jason Mills - Canaccord Genuity - Analyst

Got it. Thank you. Okay bye.

Operator

Our next question comes from Jim Sidoti with Sidoti & Company. Please proceed.

Jim Sidoti - Sidoti & Company LLC - Analyst

Good afternoon. Can you hear me?

Barry Caldwell - STAAR Surgical Company - President & CEO

Yes Jim.

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

Jim Sidoti - Sidoti & Company LLC - Analyst

Great. I just want to be clear with the warning letter. Is it affecting your ability to manufacture or sell any of the devices you have now and do you think it's delaying the approval for the Toric at all?

Barry Caldwell - STAAR Surgical Company - President & CEO

First answer is no. I mean, there is nothing in the warning letter that stops us from manufacturing and shipping all the previously approved products that are made here in the U.S.. So no, we continue to make -- there's no recall issue. And I think if you look at the general categories, there's a lot of documentation in there as well as the software and the shelf life issue. We've been working on all the documentation in terms of design control and I believe we feel like we have supplied them with all of their needs on that category. On the calculator software you may recall that's a third party calculator. It was not ours, but the agency deemed since our website tied to it that indeed we were endorsing it and we should have validated the software which we did not, so we stopped using that calculator. We went to basically a manual system for our customers and they had to call us and we have submitted for -- well, you may recall first in the Toric ICL submission there is a calculator system in there and the Agency even in the panel meeting pointed that out as a bright spot, that that looked good. That calculator would be used for the Toric and the myopic ICL. But in addition to that, we separately filed a myopic ICL software calculator system which is under review by the Agency and that was a point that we made just in the last few weeks we got some questions on the software calculator, so they are continuing to review our submissions.

In terms of how we collected complaint data on vaulting, we've changed that. We're doing it exactly the way they've asked us to do, which is basically a trending of on label and off label usage. And then with the shelf life study, and the issue there was this; the guidelines, the myopic ICL in the U.S. was approved under the guidelines that said you could take basically a cataract IOL made of the same material and use that for your shelf life study to get approval of a non-cataract IOL or a Phakic or a non-Phakic IOL if you would. And the guidelines still say that you can do that though the Agency feels like that we should do an apples to apples, so we began that testing, started it back in February and we will have the accelerated data available at the end of October and real time data available in February. Though the inspector when she was here, these were her comments not the Agency's that she wouldn't see the shelf life as being a delay in any way in terms of any of our submissions or products. Now how would this impact the Toric ICL? We don't know. We don't have any indication as we sit here today one way or the other. I guess if the Agency called and said we're ready to approve you tomorrow on Friday, we'd know. We've given a window after these panel meetings on the ophthalmic medical device side that after a favorable panel the window has been six weeks to 18 months. We're what, since March. We're getting close to six months, maybe. So we're still within that window. So we still don't know and we believe at least to date we've satisfied all the questions they've had. So we still don't know what timing there may or may not be with the Toric ICL.

Jim Sidoti - Sidoti & Company LLC - Analyst

Okay. And then you indicated in the press release that the sales and marketing costs are going up as you prepare for the Toric launch and you've brought on some salespeople. Can you clarify how many people you've brought on what your U.S. salesforce is right now?

Barry Caldwell - STAAR Surgical Company - President & CEO

Right I believe we've brought on four new sales reps, maybe four or five. I don't recall, Jim, off the top of my head. I can give you the data.

Steve Brown - STAAR Surgical Company - VP & CFO

It was four and one backfill.

Barry Caldwell - STAAR Surgical Company - President & CEO

Okay. So we've added five reps. We also had to bring one of the specialists in from the field to help on the myopic ICL manual calculator system that we implanted. So the cost of that plus getting them up and going and trained and the whole salesforce retrained too on Toric.

Jim Sidoti - Sidoti & Company LLC - Analyst

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

Okay. And how large is the U.S. salesforce now?

Barry Caldwell - STAAR Surgical Company - President & CEO

That would be about, I'm going to guess, but I can give you the correct number is about 25 direct and about 10 independent reps.

Jim Sidoti - Sidoti & Company LLC - Analyst

Thank you.

Barry Caldwell - STAAR Surgical Company - President & CEO

About a total of 35 bodies.

Jim Sidoti - Sidoti & Company LLC - Analyst

Great. Thank you.

Operator

(Operator Instructions) Our next question comes from Jan Wald with the Benchmark Company. Please proceed.

Jan Wald - The Benchmark Company - Analyst

Good afternoon. Thanks for taking my questions.

Barry Caldwell - STAAR Surgical Company - President & CEO

Hi Jan.

Jan Wald - The Benchmark Company - Analyst

A lot of the questions have been answered. And I have to apologize because I missed a portion of the call because I've been running to three other or two other calls. So but maybe the best thing to help me and I apologize to everybody else on the call if you've already talked about this, but there's a lot of moving parts of the company. You've just talked about what the rest of 2014 will look like in terms of spend, but how should we look out and understand R&D and SG&A expenses going forward? Will R&D come down once you kind of have the 6a kind of in hand? Do you have new products that you're looking at that will keep that R&D at that same level or maybe expand it and what's going to happen with SG&A? Are you there? Do you have to expand more? If you wouldn't mind?

Barry Caldwell - STAAR Surgical Company - President & CEO

Good questions. Let me first talk to the SG&A line. There should start to appear a lot of leverage in our P&L from what we've already invested in those areas. We're not expecting major investments. We are expecting, though, to invest in more consumer education on the ICLs. So I think the spending we'll have in those areas will be reflective more of creating demand through those kinds of avenues rather than adding people. On the SG&A line or on the G&A line I should say specifically, the one thing that is difficult to manage is your stock compensation expense and I think that was about $700,000 more during the quarter than in the year ago period because the stock price is higher now than it was in the year ago period. On R&D though, and part of the reason we're spending more on R&D right now is we're seeing these opportunities. You work on projects and when something starts to hit and particularly something like the V6a where you see a lot of opportunity in, we've been investing more in that area than we initially thought. Now right behind it we've got the V6b coming and at this point in time we would see an additional investment next year in that product. Though, in general, what we try to do on the R&D line and we've been going through a strategic planning process the last several weeks here is

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JULY 31, 2014 / 09:00PM GMT, STAA - Q2 2014 STAAR Surgical Co Earnings Call

we're looking to hold our R&D spending at about an 11% rate overall, 10% to 11%, but 11% is a stretch. Now if our sales do better than that then obviously we'll have more money to invest in R&D. No matter how good the project is you can only invest so much. So that's kind of the guideline we're trying to hold ourselves to.

Jan Wald - The Benchmark Company - Analyst

Thank you and that's all I have for now.

Barry Caldwell - STAAR Surgical Company - President & CEO

Thank you.

Operator

We have no further questions. I will now hand the call back over to management for closing remarks. Please proceed.

Barry Caldwell - STAAR Surgical Company - President & CEO

Thank you operator and thank all of you for your participation on our call today. We look forward to providing you updates on our progress and also reporting our third quarter earnings. Thank you and have a good evening.

Operator

This concludes today's conference. You may now disconnect. Have a great day.

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